Exhibit 10.5

WiSA TECHNOLOGIES, INC.

FORM OF INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

This INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by WiSA Technologies, Inc., a Delaware corporation (the “Company”), and the grantee (“Grantee”) identified on the grant schedule (the “Grant Schedule”) attached hereto as of December 31, 2024.

RECITALS

WHEREAS, the Company desires to award Restricted Stock Units with respect to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Grantee, pursuant to the terms of this Agreement (the “Restricted Stock Units” or “RSUs”), as an inducement to the Grantee’s acceptance of the Company’s offer of employment.

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows.

1.             Grant. The Company hereby grants, as of the Grant Date shown on the Grant Schedule, to the Grantee that number of RSUs equal to the corresponding number of shares of Common Stock (the “Underlying Shares”) shown on the Grant Schedule under “Restricted Stock Units Granted” on the terms and conditions set forth in this Agreement. This award constitutes a non-plan “inducement award” as contemplated by NASDAQ Listing Rule 5635(c)(4) and is therefore not made pursuant to the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) or the Company’s 2018 Long-Term Stock Incentive Plan or any other equity compensation plan of the Company.  Nonetheless, the terms and provisions of the 2020 Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this award was granted pursuant to the 2020 Plan. Capitalized terms used but not defined herein will have the same meaning as defined in the 2020 Plan. A copy of the 2020 Plan has been provided to the Grantee along with this Agreement.

2.             Vesting. Subject to the further provisions of this Agreement, the RSUs will vest as set forth in the “Vesting Schedule” on the Grant Schedule (each date on which RSUs vest being referred to as a “Vesting Date”); provided, however, that if such Vesting Date occurs during either a regularly scheduled or special “blackout period” of the Company, or as a result of information known to Grantee, Grantee is precluded under applicable law from selling Common Stock, vesting shall be deferred until after the expiration of such blackout period.

3.             Dividends. If so provided under “Dividend Equivalents” on the Grant Schedule, a Grantee shall be credited with dividend equivalents equal to the dividends the Grantee would have received if the Grantee had been the actual record owner of the Underlying Shares on each dividend record date that occurs on or after the Grant Date and through the date the Grantee receives a settlement pursuant to Section 4 below (the “Dividend Equivalent”). If a dividend on Common Stock is payable wholly or partially in Common Stock, the Dividend Equivalent representing that portion of the dividend attributable to the RSUs shall be in the form of additional RSUs, credited to Grantee on a one-for-one basis. If a dividend on the Common Stock is payable wholly or partially in cash, the Dividend Equivalent representing that portion of the dividend attributable to the RSUs shall also be in the form of cash and a Grantee shall be credited with the right to receive cash dividends, without earnings, on settlement pursuant to Section 4 below. If a dividend on Common Stock is payable wholly or partially other than in cash or Common Stock, the Board may, in its discretion, provide for such Dividend Equivalents with respect to that portion of the dividend attributable to the RSUs as it deems appropriate under the circumstances. Dividend Equivalents shall be subject to the same terms and conditions as the RSUs originally awarded pursuant to this Agreement, and they shall vest (or, if applicable, be forfeited) as if they had been granted at the same time as the original RSUs. Dividend Equivalents representing the cash portion of a dividend on Common Stock shall be settled in cash.

4.             Delivery of Common Stock or Cash Settlement. With respect to any RSUs that become vested RSUs as of a Vesting Date pursuant to Section 2, the Company shall issue and deliver to the Grantee as soon as practicable following the applicable Vesting Date (a) the number of shares Underlying Shares equal to the number of RSUs vesting on that date or an amount of cash equal to the Fair Market Value of such Underlying Shares as of that date (or such later delivery date, if applicable) and (b) the amount (and in the form) due with respect to the Dividend Equivalents applicable to such Underlying Shares. Whether Underlying Shares, or the cash value thereof, shall be issued or paid at settlement shall be determined based on the “Form of Settlement” specified on the Grant Schedule.

In no event shall settlement occur later than the fifteenth day of the third month following the close of the year in which RSUs vest.

Any Common Stock required to be issued pursuant to this Agreement shall be issued, without issue or transfer tax, by (i) delivering a stock certificate or certificates for such shares out of theretofore authorized but unissued shares or treasury shares of its Common Stock as the Company may elect or (ii) issuance of shares of its Common Stock in book entry form; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of law.

5.             Withholding Taxes. The Grantee hereby agrees, as a condition of this award, to provide to the Company or any entity, individual, firm or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company (each, an “Affiliate”) employing the Grantee, as applicable) an amount sufficient to satisfy the Company’s and/or Affiliate’s obligation to withhold any and all federal, state and local income and employment taxes (the “Withholding Amount”), if any, by (a) authorizing the Company and/or any Affiliate employing the Grantee, as applicable, to withhold the Withholding Amount from the Grantee’s cash compensation or (b) remitting the Withholding Amount to the Company (or an Affiliate employing the Grantee, as applicable) in cash; provided, however, that to the extent that the Withholding Amount is not provided by one or a combination of such methods, the Company may at its election withhold from the Underlying Shares and Dividend Equivalents that would otherwise be delivered that number of shares (and/or cash) having a Fair Market Value on the date of vesting sufficient to eliminate any deficiency in the Withholding Amount. Regardless of any action that the Company and/or Affiliate takes with respect to any or all federal, state and local income and employment tax withholdings, the Grantee acknowledges that he, and not the Company and/or any Affiliate, has the ultimate liability for any such items. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Grantee acknowledges that the Company and/or Affiliate may be required to withhold or account for such tax-related items in more than one jurisdiction.

6.             Non-assignability of RSUs and Dividend Equivalents. RSUs and Dividend Equivalents shall not be assignable or transferable by the Grantee except by will or by the laws of descent and distribution or as permitted by the Board in its discretion pursuant to the terms of the Plan. During the life of the Grantee, delivery of shares of Common Stock or payment of cash as settlement of RSUs and Dividend Equivalents shall be made only to the Grantee, to a conservator or guardian duly appointed for the Grantee by reason of the Grantee’s incapacity or to the person appointed by the Grantee in a durable power of attorney acceptable to the Company’s counsel.

7.             Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to sell or issue any Underlying Shares or other securities in settlement of RSUs and Dividend Equivalents hereunder unless the shares of Common Stock or other securities are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws. In the event shares or other securities shall be issued that shall not be so registered, the Grantee hereby represents, warrants and agrees that the Grantee will receive such shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Grantee further hereby agrees that as a condition to the settlement of RSUs and Dividend Equivalents, the Grantee will execute an agreement in a form acceptable to the Company to the effect that the shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

8.             Legends. The Grantee hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing shares of Common Stock or other securities issued pursuant to any settlement of an RSU or Dividend Equivalent hereunder may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 7 hereof, if such restrictions are then in effect.

9.             Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any RSUs, Dividend Equivalents or Underlying Shares under this Agreement until the date of issuance of a stock certificate (or appropriate entry is made in the case of book entry form) for Common Stock and any Dividend Equivalents. Except as provided by Section 3, no adjustment shall be made for any rights for which the record date is prior to the date such stock certificate is issued (or appropriate entry is made in the case of book entry form), except to the extent the Board so provides upon such terms and conditions it may establish.

10.           Applicable Policies. In consideration for the grant of this award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time.

11.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.

12.           Tax Consequences. The RSUs and Dividend Equivalents granted hereunder are intended to avoid the potential adverse tax consequences to the Grantee of Section 409A of the Internal Revenue Code and the Board may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences. If and to the extent that the RSUs and Dividend Equivalents are subject to Section 409A of the Internal Revenue, any payment upon termination of the employment relationship shall be made only upon a “separation from service” under Section 409A of the Internal Revenue Code, and the Grantee may not directly or indirectly designate the calendar year of a payment.

Notwithstanding the preceding paragraph, nothing herein shall be construed as guaranteeing any particular tax treatment with respect to the award evidenced by the Agreement.

13.           Right of Discharge Preserved.  The grant of the award evidenced by this Agreement will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.

14.           Administration.  The Grantee acknowledges that the Grantee has received a copy of the 2020 Plan, has read the 2020 Plan and is familiar with its terms, and understands that the Board is authorized to interpret this Agreement and the 2020 Plan and to adopt such rules and regulations for the administration of this award as it deems appropriate.  By accepting this award, the Grantee acknowledges and agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

15.             Electronic Delivery of Documents.  The Grantee authorizes the Company to deliver electronically any documentation related to this award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site.  Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically.  The authorization described in this Section may be revoked by the Grantee at any time by written notice to the Company.

16.           General Provisions.

(a)             Entire Agreement. This Agreement, including the terms of the Grant Schedule and 2020 Plan incorporated herein, contains the parties’ entire agreement regarding the grant of RSUs evidenced by this Agreement and merges and supersedes all prior and contemporaneous discussions, agreements, and understandings of every nature relating thereto.

(b)            Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the State of California, without regard to the application of the principles of conflicts of laws.

(c)             Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the 2020 Plan, at any time and from time to time, by written agreement between the Company and the Grantee; provided, however, that an amendment that does not materially diminish the rights of the Grantee hereunder, as they may exist immediately before the effective date of the amendment, shall be effective upon written notice of its provisions to the Grantee, to the extent permitted by applicable law.

(d)             Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

(e)             Fractional RSUs, Underlying Shares and Dividend Equivalents. All fractional Underlying Shares and Dividend Equivalents settled in Common Stock resulting from the application of the Vesting Schedule shall be rounded down to the nearest whole share. If cash in lieu of Underlying Shares is delivered at settlement, or Dividend Equivalents are settled in cash, the amount paid shall be rounded down to the nearest penny.

(f)             Construction. The titles of the sections of this Agreement are included for convenience only and shall not be construed as modifying or affecting their provisions.

17.           Execution. Executed copies of this Agreement may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows.]

In order to indicate your acceptance of the award of Restricted Stock Units evidenced by this Agreement subject to the restrictions and upon the terms and conditions set forth above, please execute and immediately return to the Company the enclosed duplicate original of this Agreement.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
Name:	Brett Moyer
Title:	Chief Executive Officer

ACCEPTED AND AGREED,
Intending to be legally bound:

/s/ Nathaniel Bradley

Nathaniel Bradley